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Exhibit 99.1

                VaxGen Releases First-Quarter Financial Results;
                        Revenues Rise and Losses Decline

      Brisbane, Calif. - May 13, 2003 - VaxGen, Inc. (Nasdaq: VXGN) today announced financial results for the first quarter ended March 31, 2003. The company reported an increase in revenue due primarily to its anthrax vaccine development contract and a decrease in losses stemming from lowered clinical trial costs.

      Revenue for the most recent quarter totaled $1,200,000, compared to $18,000 in the quarter ended March 31, 2002. The company reported a net loss applicable to common stockholders of $6.8 million, or 43 cents per share, for the most recent quarter, compared to net loss applicable to common stockholders of $7.7 million, or 54 cents per share, in the quarter ended March 31, 2002. These financial results are presented according to GAAP.

      VaxGen provides financial results in GAAP and pro forma formats in order to more clearly present the company's financial performance. GAAP presentations include certain non-cash charges, whereas our pro forma presentations exclude them.

      On a pro forma basis, which excludes charges related to VaxGen's convertible preferred stock, the company reported a net loss of $6.6 million, or 42 cents per share, for the quarter ended March 31, 2003, compared with a net loss of $7.0 million, or 49 cents per share, in the comparable quarter of 2002.

      The company has implemented a series of cost-savings measures which, combined with its existing financial resources, including government contracts and grants, will enable the company to meet its forecasted expenditures through approximately November 2003, as previously reported in the company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2003. VaxGen ended the first quarter with $10.1 million in cash and investment securities, compared with $18.0 million at the end of the previous quarter. For the remainder of the year, the company expects cash receipts of approximately $16.5 million from existing contracts, grants and other sources. The company intends to raise additional funding as necessary to support its operations beyond November.

      "VaxGen is taking aggressive measures to control its costs while focusing on near-term business opportunities to strengthen its balance sheet," said Lance
K. Gordon, Ph.D., VaxGen's CEO. "Given the progress we've made on our current initiatives and the inherent opportunities in them, we believe we will be able to raise additional funds through a combination of revenue-generating sources and equity capital."

      Since the beginning of the first quarter, VaxGen has:

            o Met the early milestones associated with its anthrax vaccine development contract with the U.S. National Institutes of Health. This included completing preclinical product development, cGMP production of vaccine for animal efficacy and


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                  clinical studies, and preparing for a Phase I clinical trial scheduled to begin in the second quarter of 2003. This trial will compare the safety and immunogenicity of VaxGen's candidate with the currently licensed anthrax vaccine. The contract, which was awarded last fall, also requires VaxGen to provide a plan for how it could manufacture an emergency stockpile of at least 25 million doses of the vaccine;

            o Completed construction of its cGMP manufacturing facility in South San Francisco. The facility will be used to manufacture anthrax vaccine if VaxGen is awarded U.S. government contracts for this purpose, and AIDSVAX if the company receives government funding for additional Phase III trials;

            o Began construction of a large-scale biologics manufacturing facility in South Korea, through its joint venture, Celltrion; and

            o Announced preliminary results of its Phase III clinical trial of AIDSVAX B/B. VaxGen is in discussion with the NIH and Centers for Disease Control and Prevention, which supported a portion of the recently completed trial, regarding the possibility of those organizations and others providing funding for ongoing analysis and new clinical trials.


      "VaxGen would welcome the opportunity to continue developing AIDSVAX, but only if government agencies and philanthropic organizations provide the necessary funding," said Lance K. Gordon, Ph.D., VaxGen's CEO. "Regardless of the next steps for AIDSVAX, we intend to continue focusing on our current programs in biodefense vaccines while exploring new opportunities. The U.S. government recently announced its intent to award a new contract for the advanced development of a recombinant anthrax vaccine later this year. The U.S. government earlier announced its intent to contract for the manufacture of an emergency stockpile of at least 25 million doses. Having met the milestones so far associated with our existing anthrax vaccine contract, we think VaxGen is a front-runner to win both of these forthcoming contracts."

      VaxGen expects to conclude an agreement by the end of June with Chemo-Sero-Therapeutic Research Institute (Kaketsuken) of Kumamoto, Japan, which would finalize the business terms associated with a previously announced partnership to develop a safer smallpox vaccine. Kaketsuken's smallpox vaccine, LC16m8, was developed to have an improved safety profile while retaining the potency to meet Japanese and World Health Organization requirements for licensure. The vaccine was licensed in Japan in 1980 and was safely administered to 50,000 children there. VaxGen intends to conduct clinical trials for the purpose of licensing the vaccine in the United States.

      "Well over 50% of Americans indicate that they want to be immunized against smallpox, but as we have seen from recent events, existing smallpox vaccines are associated with serious side effects that the public appears unwilling to accept," Gordon said. "Other smallpox vaccines in development have not been specifically developed to avoid these safety concerns and/or have


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yet to show that they are efficacious. We believe that leaves LC16m8 as the logical alternative with which to immunize the population against the threat of smallpox."

      During the call, VaxGen will be discussing additional financial and statistical information. That information can be found on the Company's website at www.vaxgen.com through the instructions below. Participants are asked to dial in to the live call five minutes before the start of the presentation. The following phone numbers will provide access to the call or a taped version, which will be available until the company's next quarterly conference call.

      Live Call:   Domestic:      (800) 915-4836
                   International: (973) 317-5319
                   No passcode required

      Replay:      Domestic:      (800) 428-6051
                   International: (973) 709-2089
                   Passcode:       290398

      The webcast can be found by clicking on "First Quarter Conference Call and Webcast" under "Company Presentations" in the Investor Relations section of VaxGen's web site at www.vaxgen.com/invest. This will bring up a window from CCBN. Then, click on the webcast link to view the accompanying slide presentation.

      About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious disease. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax, smallpox and HIV/AIDS and is the largest shareholder in Celltrion, Inc., a joint venture formed to build biopharmaceutical manufacturing operations for the manufacture of biopharmaceutical products, including VaxGen's vaccine candidates, should they be licensed. For more information, please visit the company's web site at: www.vaxgen.com

      AIDSVAX(R) is a registered trademark of VaxGen.


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Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's expected cash and revenue, the timing and progress of completion of development efforts for VaxGen's anthrax, smallpox or HIV/AIDS vaccine candidates; the need for clinical trials to support licensure of any of the vaccine candidates; and the timing and progress of the company's Phase III clinical trial of AIDSVAX in Thailand. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2003, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:          Lance Ignon
                  Vice President, Corporate Communications
                  (650) 624-1041


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VaxGen, Inc.
Condensed Statements of Operations (unaudited)
(In thousands, except for per share data)

                                                                                      Quarter             Quarter
                                                                                       Ended               Ended
                                                                                   March 31, 2003      March 31, 2002
                                                                                   --------------      --------------
Revenues:
Research grant and contract revenue                                                    $  1,112            $     18
Related party services revenue                                                              101                  --
                                                                                       --------            --------
  Total revenue                                                                           1,213                  18

Operating Expenses:

Research and development                                                                 (4,025)             (4,657)
General and administrative                                                               (3,909)             (2,928)
                                                                                       --------            --------

Loss from operations                                                                     (6,721)             (7,567)

Other income, net                                                                            73                 602

                                                                                       --------            --------
  Net loss                                                                               (6,648)             (6,965)
                                                                                       --------            --------

Charges related to convertible preferred stock                                             (137)               (734)
                                                                                       --------            --------

  Net loss applicable to common shareholders                                           $ (6,785)           $ (7,699)
                                                                                       ========            ========

Net loss per share, basic and diluted                                                  $  (0.42)           $  (0.49)
                                                                                       ========            ========

Net loss per share applicable to common shareholders, basic and diluted                $  (0.43)           $  (0.54)
                                                                                       ========            ========

Weighted average shares used in computing basic and diluted loss per share               15,846              14,318
                                                                                       ========            ========

VaxGen, Inc
Condensed Balance Sheets (unaudited)
(In thousands)

                                                                                       March 31,         December 31,
                                                                                          2003               2002
                                                                                       ---------         ------------
Assets:
Cash and investment securities                                                         $ 10,144            $ 18,021
Accounts receivable (contracts and related party)                                         4,002               1,742
Deferred costs                                                                            1,385               1,379
Property and equipment, net                                                               3,326               3,309
Other assets                                                                              4,547               3,586
                                                                                       --------            --------
Total Assets                                                                           $ 23,404            $ 28,037
                                                                                       ========            ========

Liabilities and Stockholders' Equity:

Current liabilities                                                                    $  7,631            $  8,670
Deferred revenues                                                                         3,304                 917
Other liabilities                                                                           567                 606
Redeemable convertible preferred stock                                                    3,429               3,349
Stockholders' equity                                                                      8,473              14,495
                                                                                       --------            --------

Total Liabilities and Stockholders' Equity                                             $ 23,404            $ 28,037
                                                                                       ========            ========